Exhibit 99.2

TriNet Announces Appointment of Dr. Jacqueline Kosecoff
to its Board of Directors
Renowned Healthcare Industry Expert Further Strengthens Company’s Board

Dublin, CA — January 15, 2020— TriNet today announced that Dr. Jacqueline Kosecoff, healthcare executive and industry veteran, has been appointed to the Company’s Board of Directors.

“Jacqueline brings decades of leadership and extensive healthcare industry experience which we are thrilled to add to our board,” said Burton Goldfield, president and CEO, TriNet. “On behalf of the board and management team, we are honored to welcome her and look forward to her counsel and guidance to further strengthen TriNet’s commitment to delivering incredible HR solutions to thousands of small and medium size businesses (SMBs) across the country,” he added.

“I am excited to join TriNet’s board and play a role in helping the Company to further its mission. I look forward to working alongside my fellow board members to help advance TriNet’s offerings that benefit small and medium size businesses. I know first-hand the HR challenges that SMBs face and recognize the exceptional value proposition that TriNet delivers, as well as the growth path the company is pursuing,” said Dr. Kosecoff.

Dr. Kosecoff is a Managing Partner of Moriah Partners, where she works to identify, select, mentor and manage health services and IT companies, and a Senior Advisor of Warburg Pincus, a private equity investing firm. Previously, she was a senior executive inside UnitedHealth Group-PacifiCare. Dr. Kosecoff joined UnitedHealth Group as part of its acquisition of PacifiCare Health Systems in 2005 and took responsibility for, among other areas, the Medicare Part D business and the consumer health product division serving seniors. Prior to that, she was at PacifiCare Health Systems and served as Executive Vice President with responsibility for various business segments. Dr. Kosecoff also previously served as Chief Executive Officer of Prescription Solutions (now known as OptumRx). She was also founder, President and Chief Operating Officer of Protocare, and earlier, served as Professor of Medicine and Public Health at the University of California, Los Angeles. Dr. Kosecoff also serves on the board of directors of Houlihan Lokey, Sealed Air Corporation, and STERIS Corporation. She holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from University of California, Los Angeles.

About TriNet
TriNet (NYSE: TNET) provides small and medium size businesses (SMBs) with full-service HR solutions tailored by industry. To free SMBs from HR complexities, TriNet offers access to human capital expertise, benefits, risk mitigation and compliance, payroll and real-time technology. From Main Street to Wall Street, TriNet empowers SMBs to focus on what matters most—growing their business. TriNet, incredible starts here. For more information, visit TriNet.com or follow us on Twitter.

Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com/PR@TriNet.com

TriNet and the TriNet logo are registered trademarks of TriNet. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

# # #